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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2016

PRESTIGE BRANDS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32433	20-1297589
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

660 White Plains Road
Tarrytown, New York 10591
(Address of Principal Executive Offices, including Zip Code)

(914) 524-6800
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01    Entry into a Material Definitive Agreement.
Bridge Credit Agreement
On February 4, 2016, Prestige Brands Holdings, Inc. (the “Company”) and its wholly-owned subsidiary, Prestige Brands, Inc. (the “Borrower”), entered into a bridge credit agreement, among the Company, the Borrower, the other guarantors from time to time party thereto, the lenders from time to time party thereto and Barclays Bank PLC, as administrative agent (the “Bridge Credit Agreement”).
The Bridge Credit Agreement provides for term loans in an aggregate principal amount of $80.0 million (the “Bridge Term Loans”), at an applicable interest rate margin equal to (i) for the period beginning on the closing date and ending on the 179th day following the closing date, 4.75% for Eurocurrency rate loans and 3.75% for base rate loans, (ii) for the period from and including the 180th day following the closing date and ending on the 269th day following the closing date, 5.00% for Eurocurrency rate loans and 4.00% for base rate loans, and (iii) for the period from and after the 270th day following the closing date, 5.25% for Eurocurrency rate loans and 4.25% for base rate loans. The Bridge Term Loans mature on February 2, 2017.
The Borrower’s obligations under the Bridge Credit Agreement are unconditionally guaranteed by the Company and each of the Company’s existing and subsequently acquired or organized, direct or indirect wholly-owned domestic restricted subsidiaries, subject to certain exceptions.
The Bridge Credit Agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, the Company’s ability to incur indebtedness or guarantees; incur liens; make investments, loans and acquisitions; consolidate or merge; sell assets, including capital stock of the Company’s subsidiaries; pay dividends on the Company’s capital stock or redeem, repurchase or retire the Company’s capital stock; alter the business the Company conducts; amend, prepay, redeem or purchase subordinated debt; engage in transactions with the Company’s affiliates; and enter into agreements limiting subsidiary dividends and distributions.
The Bridge Credit Agreement also contains certain customary representations and warranties, affirmative covenants and events of default (including, among others, an event of default upon a change of control). If an event of default occurs, the lenders under the Bridge Credit Agreement will be entitled to take various actions, including the acceleration of amounts due under the Bridge Term Loans and all actions permitted to be taken by an unsecured creditor.
The Company used the net proceeds from the Bridge Term Loans to finance the previously announced acquisition of DenTek Holdings, Inc. (“DenTek” and the acquisition thereof, the “DenTek Acquisition”), and to pay fees and expenses incurred in connection with the transactions described herein.
Amendment to ABL Credit Agreement
In connection with the Bridge Credit Agreement and DenTek Acquisition, the Company and the Borrower entered into Amendment No. 5 (the “ABL Amendment”) to the ABL Credit Agreement, originally dated as of January 31, 2012, among the Borrower, the Company, the other guarantors from time to time party thereto, each lender from time to time party thereto and Citibank, N.A., as administrative agent, L/C issuer and swing line lender (the “ABL Credit Agreement”).
The ABL Amendment temporarily suspends certain financial and related reporting covenants in the ABL Credit Agreement until the earliest of (i) the date that is 60 calendar days following February 4, 2016, (ii) the date upon which certain of DenTek’s assets are included in the Company’s borrowing base under the ABL Credit Agreement and (iii) the date upon which the Company receives net proceeds from an offering of debt securities of the Borrower or the Company.
The foregoing descriptions of the Bridge Credit Agreement, the ABL Amendment and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the Bridge Credit Agreement and the ABL Amendment, copies of which are attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.2, respectively, and which are incorporated by reference herein.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information included under Item 1.01 of this report, including Exhibits 10.1 and 10.2, are also responsive to Item 2.03 of this report and are incorporated by reference into this Item 2.03.

Item 8.01    Other Events.
On February 8, 2016, the Company issued a press release announcing that it had completed the acquisition of DenTek, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits.
See the Exhibit Index immediately following the signature page.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESTIGE BRANDS HOLDINGS, INC.

Date: February 9, 2016	By:	/s/ David S. Marberger
David S. Marberger
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1
Bridge Credit Agreement, dated as of February 4, 2016, among Prestige Brands Holdings, Inc., Prestige Brands, Inc., the other guarantors from time to time party thereto, the lenders from time to time party thereto and Barclays Bank PLC, as administrative agent.

10.2
Amendment No. 5, dated as of February 4, 2016, to the ABL Credit Agreement, originally dated as of January 31, 2012, among Prestige Brands Holdings, Inc., Prestige Brands, Inc., the other Guarantors from time to time party thereto, the lenders from time to time party thereto and Citibank, N.A. as administrative agent, L/C issuer and swing line lender.

99.1	Press Release of Prestige Brands Holdings, Inc. dated February 8, 2016